UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 8, 2017

LEAR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

(248) 447-1500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On August 8, 2017, Lear Corporation (the “Company”) entered into a credit agreement among the Company, the foreign subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, HSBC Securities (USA) Inc., as syndication agent, Barclays Bank PLC, Citibank N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”) and fully repaid and terminated its existing revolving credit facility and term loan facility. The Credit Agreement provides for aggregate financing of $2.0 billion, consisting of a $1.75 billion unsecured revolving credit facility, which facility matures on August 8, 2022 (the “Revolving Credit Facility”) and a $250.0 million unsecured term loan facility, which facility matures on August 8, 2022 (the “Term Loan”). The Credit Agreement also includes an incremental facility, which provides the ability to borrow up to $500.0 million of incremental term or revolving loans, subject to certain terms and conditions.

The Revolving Credit Facility permits borrowings for general corporate and working capital purposes and the issuance of letters of credit. The Term Loan permits borrowings for general corporate and working capital purposes. At the closing of the Credit Agreement, the Company used $250.0 million under the Term Loan, together with borrowings under the Revolving Credit Facility and cash on hand, to repay all amounts outstanding under its prior credit facility.

Upon termination of the Company’s prior credit facility at the closing of the Credit Agreement, the Company’s subsidiaries that guarantee the Company’s outstanding 4.75% senior notes due 2023, 5.375% senior notes due 2024 and 5.25% senior notes due 2025 (collectively, the “Existing Notes”) were automatically released as guarantors under the Existing Notes in accordance with the terms of the indentures governing the Existing Notes.

Loans under the Revolving Credit Facility bear interest based on the Eurocurrency rate or base rate plus a margin, determined in accordance with a pricing grid, ranging from 1.00% to 1.60% for Eurocurrency and 0.00% to 0.60% for base rate. In addition, a facility fee is payable on the Revolving Credit Facility at a rate, determined in accordance with a pricing grid, ranging from 0.125% to 0.30%.

Loans under the Term Loan bear interest based on the Eurocurrency rate or base rate plus a margin, determined in accordance with a pricing grid, ranging from 1.125% to 1.90% for Eurocurrency and 0.125% to 0.90% for base rate.

As of August 8, 2017, we were in compliance with all covenants under our Credit Agreement.

The descriptions of the Credit Agreement set forth above are qualified in their entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

On August 8, 2017, the Company issued a press release announcing the Credit Agreement, which is attached as Exhibit 99.1 hereto.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by reference in such a filing.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 8, 2017, among the Company, the foreign subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, HSBC Securities (USA) Inc., as syndication agent, Barclays Bank PLC, Citibank N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release, dated August 8, 2017, announcing the Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation

Date: August 8, 2017	By:	/s/ Jeffrey H. Vanneste
Name: Jeffrey H. Vanneste
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 8, 2017, among the Company, the foreign subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, HSBC Securities (USA) Inc., as syndication agent, Barclays Bank PLC, Citibank N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release, dated August 8, 2017, announcing the Credit Agreement